As filed with the Securities and Exchange Commission on April 22, 2004

                                                       REGISTRATION No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              MACROCHEM CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                                                04-2744744
(STATE OR OTHER JURISDICTION                                 (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NUMBER)


                               110 HARTWELL AVENUE
                       LEXINGTON, MASSACHUSETTS 02421-3134
                                 (781) 862-4003
          (ADDRESS, OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

                               ROBERT J. DELUCCIA
                      President and Chief Executive Officer
                              MacroChem Corporation
                               110 Hartwell Avenue
                       Lexington, Massachusetts 02421-3134
                                 (781) 862-4003
              (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                  Please send copies of all communications to:
                            DWIGHT W. QUAYLE, ESQUIRE
                                Ropes & Gray LLP
                             One International Place
                        Boston, Massachusetts 02110-2624
                                 (617) 951-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
                                                                           -----

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X
                                            -----

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering.
                                             -----

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                      -----

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:
                               -----

                                            CALCULATION OF REGISTRATION FEE

======================================================================================================================
   TITLE OF EACH CLASS          AMOUNT TO          PROPOSED MAXIMUM         PROPOSED MAXIMUM           AMOUNT OF
     SECURITIES TO BE         BE REGISTERED         OFFERING PRICE         AGGREGATE OFFERING         REGISTRATION
        REGISTERED                (1)(2)            PER SHARE (3)               PRICE (3)                 FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock -- $.01 Par     6,482,400 Shares           $1.105                 $7,163,052               $907.56
Value

======================================================================================================================

(1) Shares of common stock which may be offered pursuant to this registration statement include 5,402,000 shares sold by MacroChem on March 9, 2004 to various purchasers in a private placement under the terms of a securities purchase agreement dated as of March 5, 2004, and 1,080,400 shares of common stock that may be issued by MacroChem under warrants issued to the purchasers in the private placement.

(2) Pursuant to Rule 416, this registration statement shall be deemed to cover an indeterminate number of additional shares of common stock issuable pursuant to the anti-dilution provisions of the above-mentioned warrants in the event the number of outstanding shares of MacroChem is increased by stock split, stock dividend and similar transactions.

(3) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The maximum price per share information is based on the average of the high and the low sale price on April 15, 2004.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------

PROSPECTUS                                                 SUBJECT TO COMPLETION
                                                                  April 22, 2004



                              MACROCHEM CORPORATION


                                  COMMON STOCK
                                6,482,400 SHARES



     MacroChem Corporation issued 5,402,000 shares of common stock and warrants to purchase up to 1,080,400 shares of common stock to various purchasers in a private placement on March 9, 2004, under the terms of a securities purchase agreement dated as of March 5, 2004. This prospectus will be used by the selling stockholders listed on pages 7 and 8 to resell, from time to time, their common stock and the common stock issuable upon exercise of their warrants. We will not receive any of the proceeds from any sale of the common stock.



     BEFORE PURCHASING SHARES OF COMMON STOCK YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS SECTION OF THIS PROSPECTUS WHICH BEGINS ON PAGE 1.



     The common stock is currently listed on The Nasdaq SmallCap Market with the ticker symbol: "MCHM." On April 21, 2004, the closing price of one share of common stock on The Nasdaq SmallCap Market was $1.21.








================================================================================
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================


                    The date of this Prospectus is [ ], 2004.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.


                                TABLE OF CONTENTS

                                                                           Page

Summary.......................................................................1
Risk Factors..................................................................1
Note Regarding Forward-Looking Statements.....................................6
Use Of Proceeds...............................................................7
Selling Stockholders..........................................................7
Plan Of Distribution..........................................................9
Description Of Securities To Be Registered....................................9
Where You Can Find More Information..........................................10
Incorporation Of Certain Documents By Reference..............................10
Legal Opinion................................................................11
Experts......................................................................11

                                    SUMMARY

     We develop pharmaceutical products for commercialization by employing SEPA(R) (Soft Enhancement of Percutaneous Absorption), our patented topical drug delivery technology. SEPA compounds, when properly combined with drugs, provide pharmaceutical formulations, such as creams, gels, lacquers and solutions, etc., that enhance the transdermal delivery of drugs into the skin or into the bloodstream. We believe that SEPA compounds enhance the diffusion of drugs into and through the skin by making the outer layer of the skin more permeable to the drug molecule. Transdermal delivery provides an alternative to other methods of drug administration, such as injection, oral dosage forms and inhalation, and may allow selected drugs to be administered more effectively, at lower doses, with fewer adverse events and with improved patient compliance. We are also evaluating potential applications of MacroDerm(TM), our patented low molecular weight polymers that modulate dermal penetration.

     Our SEPA-enhanced pharmaceutical product candidates are all currently in discovery or development stages and are neither approved by the U.S. Food and Drug Administration, or FDA, nor available for commercial sale. We are developing specific SEPA formulations for use with non-proprietary and proprietary drugs manufactured by pharmaceutical companies, and we generally plan to commercialize these products through the formation of partnerships, strategic alliances and license agreements with those companies. If we are unable to form any strategic alliances, our business may be materially adversely affected. In order to attract strategic partners, we are conducting clinical testing of SEPA-enhanced pharmaceuticals. Because of the substantial costs involved in bringing a new pharmaceutical product or a new formulation of an old drug to market, we may be required to rely on pharmaceutical companies to conduct all or part of the clinical trials necessary to gain regulatory approval to manufacture and to market any resulting product. We cannot control the resources and attention that such pharmaceutical companies may devote to a product and this can result in delays in clinical testing, regulatory filings and commercialization efforts. As of the date of this prospectus, we have not generated any meaningful revenues from operations.

     We were organized and commenced operations as a Massachusetts corporation in 1981 and we were reincorporated as a Delaware corporation on May 26, 1992. Our principal executive offices are located at 110 Hartwell Avenue, Lexington, Massachusetts 02421-3134 and our phone number is (781) 862-4003.

                                  RISK FACTORS

INVESTING IN OUR COMMON STOCK IS RISKY. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING US AND OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS WERE TO OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THAT EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR A PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS
                          -----------------------------

WE HAVE A HISTORY OF OPERATING LOSSES AND RELY ON EXTERNAL FINANCING TO MAINTAIN OUR OPERATIONS. IF WE ARE UNABLE TO OBTAIN SUCH EXTERNAL FINANCING, OUR BUSINESS WOULD BE NEGATIVELY AFFECTED.

     Since 1981, we have been engaged primarily in research and development and have derived limited revenues from feasibility studies, the commercial sale of our products and the licensing of certain technology. We have not generated any revenues from the sale of any products currently under development. We have incurred net losses every year since we began doing business and we anticipate that losses will continue for the foreseeable future. As of December 31, 2003, we had an accumulated deficit of approximately $68,550,000. For the fiscal year ended December 31, 2003, we had a net loss of $5,661,694. For the fiscal year ended December 31, 2002, we had a net loss of $7,514,514, and for the fiscal year ended December 31, 2001, we had a net loss of $12,333,243. Our ability to continue operations after our current capital resources are exhausted depends on our ability to secure additional financing and to become profitable, which we cannot guarantee. However, we believe that our financial resources are sufficient to meet planned operating activities for at least the next 12 months.

     We have been pursuing the commercialization of our SEPA technology through discussions with potential licensees, but there can be no guarantee that we will enter into any licenses or that we will receive any license fees. Until marketing approvals are obtained and/or license agreements are entered into, if ever, we expect to generate only limited licensing revenue and no royalties from sales of products using SEPA. In addition, we intend to continue to make the substantial expenditures required to support our research and development programs, including preclinical studies and clinical trials. As a result, we expect to incur operating losses for the foreseeable future.

OUR PRODUCTS ARE IN AN EARLY STAGE OF DEVELOPMENT AND ARE SUBJECT TO THE RISK OF FAILURE INHERENT IN THE DEVELOPMENT OF INNOVATIVE TECHNOLOGIES. EVEN IF THE PRODUCTS ARE PROVEN EFFECTIVE, THEY MAY BE UNECONOMICAL TO MARKET.

     Various pharmaceutical companies have developed systems to enhance the transdermal delivery of specific drugs, but relatively limited research has been conducted about using transdermal delivery systems for a wider range of pharmaceutical products. Although we have demonstrated in preclinical and clinical studies that SEPA transdermal compounds may have applicability when paired with a broad range of drugs, transdermal delivery systems are currently marketed for only a limited number of products. In addition, some transdermal delivery systems used to date have demonstrated adverse side effects for users, including skin irritation and delivery difficulties.

     Most of our proposed products are in the early development stage and will require significant further research, development, testing and regulatory clearances. Our proposed products are subject to the risks of failure inherent in the development of products based on innovative technologies. These risks include the possibilities that any or all of the proposed products may be found to be ineffective or toxic, or otherwise may fail to receive necessary regulatory clearances. On April 14, 2004, we determined that preliminary data from a Phase 2 pharmacodynamic study of one of our proposed products, Topiglan(R), a SEPA-enhanced topical cream for erectile dysfunction, demonstrate that Topiglan did not meet the study's primary clinical endpoints.

     Even if our proposed products are effective, they may be uneconomical to market or third parties may market superior or equivalent products. Due to the extended testing and regulatory review process required before we obtain marketing clearance for any of our proposed products, we do not expect to realize royalty revenues from the sale of any drugs in the foreseeable future.

OUR PRODUCTS ARE SUBJECT TO SIGNIFICANT FDA SUPERVISION AND MAY NOT SUCCESSFULLY COMPLETE THE EXTENSIVE REGULATORY APPROVAL PROCESS REQUIRED PRIOR TO THE MARKETING OF ANY PHARMACEUTICAL PRODUCT.

     Our activities are regulated by a number of government authorities in the United States and other countries, including the FDA. The FDA regulates pharmaceutical products, including their manufacture and labeling. Before obtaining regulatory approval for the commercial sale of any of the pharmaceutical products we have under development, we must demonstrate that the product is safe and efficacious for use in each proposed indication through, among other things, preclinical studies and clinical trials. Data obtained from testing is subject to varying interpretations which can delay, limit or prevent FDA approval. In addition, the results of preclinical studies and early clinical trials may not accurately predict results that will be obtained in large-scale testing. A number of other companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after they achieved promising results in earlier trials. Because of the uncertainties inherent in the clinical testing process, we cannot guarantee that clinical trials will prove that our products are safe and efficacious or that any of our products will ultimately be marketable.

     On October 11, 2002, the FDA advised us that further clinical trials of our drugs containing our absorption enhancer SEPA(R) had been placed on clinical hold pending review of questions surrounding a 26-week transgenic-mouse (Tg.AC) carcinogenicity study of SEPA we performed in 1999. On April 10, 2003, the FDA lifted this clinical hold. In releasing the hold, the FDA requested additional information on that 1999 study, which we have provided. The clinical hold release does not impose any SEPA dosage or regimen constraints on subsequent trials.

     To date, neither the FDA nor any of its international equivalents has approved any of our technologies or products for marketing. If we are unable to demonstrate the safety and efficacy of our products, we may be adversely affected. Additional risks associated with the regulatory approval process include:

o Changes in existing regulatory requirements could prevent or affect our regulatory compliance. Federal and state laws, regulations and policies may be changed with possible retroactive effect, and how these rules actually operate can depend heavily on administrative policies and interpretations over which we have no control or inadequate experience to assess their full impact upon our business.

o Obtaining FDA clearances is time-consuming and expensive and we cannot guarantee that such clearances will be granted or, if granted, will not be withdrawn.

o The FDA review process may prevent the marketing of our products or may involve delays that significantly and negatively affect our products. We may encounter similar delays in foreign countries.

o Regulatory clearances may place significant limitations on the uses for which any approved products may be marketed.

o Any marketed product and its manufacturer are subject to periodic review. Any discovery of previously unrecognized problems with a product or manufacturer could result in suspension or limitation of approvals.

IF WE ARE UNABLE TO ESTABLISH, MAINTAIN AND RELY ON ANY SUCCESSFUL LICENSING OR OTHER COLLABORATIVE ARRANGEMENTS WITH THIRD PARTIES, WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP AND MARKET OUR PRODUCTS.

     To the extent we rely on licensees and joint venture arrangements to fund most of the costs relating to product development and clinical trials, licensees and joint venturers may have the legal right to terminate funding for a product at any time for any reason without significant penalty. We cannot control the resources and attention that a licensee or joint venturer may devote to a product and this can result in delays in clinical testing, regulatory filings and commercialization efforts. There is no certainty that we will be able to enter into collaborative arrangements on economically feasible or mutually beneficial terms, or that any collaborative arrangements will be successful.

OUR PRIOR DEVELOPMENT EFFORTS HAVE NOT GENERATED SUSTAINED REVENUES OR ANY PROFITS AND, UNLESS OUR PRODUCTS OBTAIN REGULATORY APPROVAL AND MARKET ACCEPTANCE, WE MAY NEVER BE PROFITABLE.

     Since 1981, we have engaged in research and development activities with respect to a variety of technologies and products, including polymers for medical and industrial use, dental adhesives, osteoporotic drugs and transdermal drug delivery products. None of our products or technologies has ever generated sustained revenues and we have never been profitable. We have expended substantial resources in researching and developing technology relating to our products as well as in connection with the research and development of transdermal delivery systems. Unless our products obtain regulatory approval and market acceptance, we may never be profitable.

WE WILL NEED TO MAKE SIGNIFICANT PRODUCT DEVELOPMENT EFFORTS AND RECEIVE ADDITIONAL FINANCING TO MARKET OR LICENSE ANY PRODUCTS.

     Before we or any of our potential licensees may market any products based upon our technology, significant additional development efforts and substantial testing will be necessary. In most cases, we will require substantial additional financing to fund clinical studies on our proposed products. We may not, however, be able to secure such financing on favorable terms or at all.

IF WE ARE NOT ABLE TO RETAIN OUR KEY PERSONNEL AND/OR RECRUIT ADDITIONAL KEY PERSONNEL IN THE FUTURE, THEN OUR BUSINESS MAY SUFFER.

     The success of our business depends on our ability to attract, retain and motivate qualified senior management personnel and qualified scientific personnel. We consider Robert J. DeLuccia, our President and Chief Executive Officer, and Thomas C. K. Chan, Ph.D., our Chief Technology Officer, to be key employees, and we have employment agreements with each of them. We do not maintain key person life insurance on any of our employees. The competition for experienced personnel is intense and can be expected to increase. Like others in our industry, we may face and in the past have faced from time to time difficulties in attracting and retaining employees with the requisite experience and qualifications. If we fail to retain or attract such personnel, it could have a significant negative effect on our ability to develop our technologies.

WE DEPEND ON PATENTS TO PROTECT OUR TECHNOLOGIES AND IF WE ARE UNABLE TO SECURE ADEQUATE PATENT PROTECTION, OUR ABILITY TO COMPETE WITH OTHER PHARMACEUTICAL COMPANIES MAY BE NEGATIVELY AFFECTED.

     We believe that patent protection of our technologies, processes and products is important to our future operations. The success of our proposed products may depend, in part, upon our ability to obtain patent protection.

     Although we intend to file additional patent applications, the patent application process is lengthy and expensive, and there is no guarantee that a patent will be issued or, if issued, that it will be of commercial benefit to us. In addition, it is impossible to anticipate the breadth or degree of protection that any patents may afford. To the extent that we rely on unpatented proprietary technology, we cannot guarantee that others will not independently develop or obtain substantially equivalent or superior technology or otherwise gain access to our trade secrets, that any obligation of confidentiality will be honored or that we will be able to effectively protect our rights to proprietary technology. Further, products we develop could infringe patents held by third parties. In such cases, licenses from the third parties may not be available on commercially acceptable terms, if at all. We do not maintain separate insurance to cover intellectual property infringement.

     We are not currently involved in any litigation, settlement negotiations, or other legal action regarding patent issues and are not aware of any patent litigation threatened against us. We intend to enforce our patent position and intellectual property rights vigorously. The cost of enforcing our patent rights in lawsuits, if necessary, may be significant and could interfere with our operations.

WE LACK MARKETING RESOURCES AND AS A RESULT ARE DEPENDENT ON THIRD PARTIES TO MARKET AND DISTRIBUTE OUR PRODUCTS.

     We intend to market and distribute our proposed products through other companies. We cannot guarantee that we will be able to enter into agreements with other companies on acceptable terms, if at all. We may have to cede control over some or all aspects of the marketing and sales of our products as a condition to entering into these arrangements. We currently have no sales force or marketing organization. If we decide to directly market and sell any of our products, we will, among other things, have to develop marketing and sales capabilities, including the ability to attract and retain qualified and experienced marketing and sales personnel. Competition for qualified and experienced marketing and sales personnel is strong, and thus we cannot guarantee that we will be able to attract and retain this personnel or that any efforts undertaken by such personnel will be successful.

WE DO NOT HAVE ANY MANUFACTURING FACILITIES AND ARE HEAVILY DEPENDENT ON THIRD PARTIES TO MANUFACTURE OUR PRODUCTS.

     We do not have facilities capable of manufacturing any of our proposed products in commercial quantities and we do not have plans to obtain such facilities. Accordingly, we will depend to a significant extent on licensees or corporate partners for manufacturing and for compliance with regulatory requirements for good manufacturing practices. The failure by any third-party manufacturer to perform its obligations in a timely fashion and in accordance with the applicable regulations may delay clinical trials, the commercialization of products, and the ability to supply product for sale. If we decide to establish a commercial manufacturing facility, we would need to hire and retain significant additional personnel, comply with extensive government regulations, and obtain significant amounts of additional capital, which may not be available on acceptable terms, or at all.

WE FACE THE RISK OF PRODUCT LIABILITY CLAIMS AND WE MAY NOT HAVE SUFFICIENT PRODUCT LIABILITY INSURANCE TO COVER SUCH CLAIMS. IT MAY BE EXPENSIVE AND DIFFICULT TO OBTAIN ADEQUATE INSURANCE COVERAGE.

     The design, development, manufacture and sale of our products involve risk of liability claims and associated adverse publicity. We currently have products liability insurance coverage with an aggregate policy limit of approximately $10,000,000 for claims related to our products that may arise from previously conducted clinical trials and an aggregate policy limit of approximately $7,650,000 for claims related to our products that may arise from ongoing clinical trials. In the event that our products receive regulatory approval and become commercialized, we would need to acquire additional coverage. Product liability insurance is expensive, may be difficult to obtain and may not be available on acceptable terms, if at all. If we obtain coverage, we have no guarantee that the coverage limits of these insurance policies will be adequate. A successful claim against us if we are uninsured, or which is in excess of our insurance coverage, could have a material adverse effect upon us and our financial condition.

WE RELY ON A THIRD PARTY SUPPLIER FOR A NON-ACTIVE INGREDIENT IN SOME OF OUR PRODUCTS AND, IN THE EVENT THE SUPPLIER IS UNABLE TO SUPPLY US WITH ADEQUATE PRODUCT, OUR BUSINESS MAY BE NEGATIVELY AFFECTED IF WE ARE NOT ABLE TO TIMELY OBTAIN A SUBSTITUTE PRODUCT.

     We depend on a third party supplier, Seppic Inc., for a non-active ingredient that is important to the formulation and production of some of our topical products. While we believe similar products are available from other suppliers, if Seppic were unable or unwilling to supply its product in sufficient quantities at a reasonable price, our results could suffer, as we may encounter costs and delays in identifying and measuring the efficacy of replacement third party products.

                          RISKS RELATED TO OUR INDUSTRY
                          -----------------------------

OUR INDUSTRY IS HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE SIGNIFICANTLY MORE RESOURCES THAN WE HAVE.

     We compete with numerous firms, many of which are large, multi-national organizations with worldwide distribution. We believe that our major competitors in the drug delivery sector of the health care industry include NexMed, Inc., Bentley Pharmaceuticals, Inc., ALZA Corporation, Elan Corporation, plc., and Vivus. Potential competitors in the therapeutic areas our product candidates seek to address include Eli Lilly, GlaxoSmithKline, Bayer Pharmaceuticals, Pfizer, Novartis, Johnson & Johnson, Dermik Laboratories, Solvay, Auxilium and Watson Pharmaceuticals, Inc. Compared with us, most of these firms have substantially greater capital resources, research and development and technical staffs, facilities and experience in obtaining regulatory approvals, as well as in manufacturing, marketing and distributing products. Recent trends in this area are toward further market consolidation of large drug companies into a smaller number of very large entities, further concentrating financial, technical and market strength and increasing competitive pressure in the industry. Academic institutions, hospitals, governmental agencies and other public and private research organizations are also conducting research and seeking patent protection and may develop competing products or technologies of their own through joint ventures or other arrangements. In addition, recently developed technologies, or technologies that may be developed in the future, may or could be the basis for competitive products which may be more effective or less costly to use than any products that we are currently developing.

     We expect any products approved for sale to compete primarily on the basis of product efficacy, safety, patient compliance, reliability, price and patent position. Generally, the first pharmaceutical product to reach the market in a therapeutic or preventive area often has a significant advantage compared with later entrants to the market. Our competitive position will also depend on our ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement production and marketing plans, obtain patent protection and secure adequate capital resources.

GOVERNMENT OR PRIVATE INITIATIVES TO REDUCE HEALTH CARE COSTS COULD HAVE A MATERIAL ADVERSE EFFECT ON PHARMACEUTICAL PRICING AND ON OUR OPERATIONS.

     The future revenues and profitability of, and availability of capital for, biomedical and pharmaceutical companies such as us may be affected by the continuing efforts of governmental and third-party payers to contain or reduce the costs of health care through various means. For example, in some foreign markets pricing or profitability of prescription pharmaceuticals is subject to government control and to reform in the health care system. In the United States, there have been, and we expect there will continue to be, a number of federal and state proposals to impose similar government control. While we cannot predict whether any of these legislative or regulatory proposals will be adopted, the announcement or adoption of these proposals could have a material adverse effect on our prospects. If we or one of our partners succeeds in bringing to market one or more of our products, there can be no assurance that these products will be cost effective and that reimbursement to the consumer will be available or will be sufficient to allow us or our partners to sell these products on a profitable basis.

            RISKS RELATED TO THE SECURITIES MARKET AND THIS OFFERING
            --------------------------------------------------------

OUR STOCK PRICE HAS BEEN, AND WILL LIKELY CONTINUE TO BE, HIGHLY VOLATILE, WHICH MAY NEGATIVELY AFFECT OUR ABILITY TO OBTAIN ADDITIONAL FINANCING IN THE FUTURE.

     The market price of our stock has been and is likely to continue to be highly volatile due to the risks and uncertainties described in this section of the prospectus, as well as other factors, including:

     o the results of our clinical trials for our SEPA-enhanced pharmaceuticals;

     o our ability to license or develop other compounds for clinical development;

     o conditions and publicity regarding the pharmaceutical industry generally as well as the specific therapeutic areas our product candidates seek to address;

     o price and volume fluctuations in the stock market at large which do not relate to our operating performance; and

     o comments by securities analysts, or our failure to meet market expectations.

     Over the two-year period ending March 31, 2004, the closing price of our common stock as reported on The Nasdaq National Market and The Nasdaq SmallCap Market ranged from a high of $3.15 to a low of $0.26. As a result of this volatility, your investment in our stock is subject to substantial risk. Furthermore, the volatility of our stock price could negatively impact our ability to raise capital in the future.

     Finally, the stock market has from time to time experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies. In the past, companies that have experienced volatility have sometimes been the subject of securities class action litigation. If litigation were instituted on this basis, it could result in substantial costs and a diversion of management's attention and resources.

ON NOVEMBER 24, 2003, THE LISTING OF OUR COMMON STOCK WAS TRANSFERRED FROM THE NASDAQ NATIONAL MARKET TO THE NASDAQ SMALLCAP MARKET, WHICH MAY AFFECT OUR ABILITY TO RAISE ADDITIONAL FUNDS IN THE FUTURE.

     On March 31, 2003, we received a notification from Nasdaq indicating that, as of December 31, 2002, our stockholders' equity did not comply with the minimum $10,000,000 stockholders' equity requirement for continued inclusion on The Nasdaq National Market. Following subsequent communications with the Nasdaq Listing Qualifications Panel, we received a conditional extension of our inclusion on The Nasdaq National Market. On November 19, 2003, however, we received notification from the Nasdaq Listing Qualifications Panel that, as a result of our continued non-compliance with the stockholders' equity requirement for The Nasdaq National Market, the listing of our common stock would be transferred to The Nasdaq SmallCap Market, which has a minimum stockholders' equity requirement of $2,500,000, effective as of November 24, 2003. The November 24, 2003 transfer of the listing of our common stock to The Nasdaq SmallCap Market could affect our ability to raise additional funds in the future.

WE ARE CONTRACTUALLY OBLIGATED TO ISSUE SHARES IN THE FUTURE, DILUTING YOUR INTEREST IN US.

     As of March 31, 2004, there are outstanding and exercisable warrants to purchase approximately 2,498,316 shares of our common stock, at a weighted average exercise price of $2.90 per share. As of March 31, 2004, there are also outstanding and exercisable options to purchase approximately 4,027,295 shares of our common stock, at a weighted average exercise price of $3.63 per share. Moreover, we expect to issue additional options to purchase shares of our common stock to compensate employees, consultants and directors and may issue additional shares to raise capital, acquire other companies or technologies, to pay for services, or for other corporate purposes. Any such issuances will have the effect of further diluting the interest of the purchasers of the securities being sold in this offering.


                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in this prospectus by reference may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will," and "would." These forward-looking statements reflect our current expectations and are based upon currently available data. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. These factors include, but are not limited to:

     o   our history of operating losses and need for continued working capital;

     o technological uncertainty relating to transdermal drug delivery systems and the early stage of development of our proposed products;

     o our need for significant additional product development efforts and additional financing;

     o   uncertainties related to clinical trials of our proposed products;

     o   our dependence on third parties for commercialization;

     o   no assurance of license arrangements;

     o   the lack of success of our prior development efforts;

     o uncertainties relating to government regulation and regulatory approvals;

     o   our dependence on third parties for the FDA application process;

     o   our dependence on third parties for marketing and distribution;

     o   our dependence on third parties for manufacturing;

     o   our reliance on key employees;

     o our limited personnel and our dependence on access to scientific talent;

     o uncertainties relating to competition, patents and proprietary technology;

     o uncertainties relating to risks of product liability claims, lack of product liability insurance, and expense and difficulty of obtaining adequate insurance coverage;

     o   uncertainty of pharmaceutical pricing and related matters; and

     o risks described from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings under the Exchange Act.

     These or other events or circumstances could cause our actual performance or financial results in future periods to differ materially from those expressed in the forward-looking statements. We undertake no obligation to make any revisions to the forward-looking statements contained in this prospectus or the documents incorporated by reference in this prospectus, or to update the forward looking statements to reflect events or circumstances occurring after the date of this prospectus.

                                 USE OF PROCEEDS

     All net proceeds from the sale of the shares of common stock will go to the stockholders who offer and sell them. We will not receive any proceeds from this offering. We will receive approximately $2,258,036 if the warrants issued to the selling stockholders are exercised in full and the purchase price is paid in cash. Proceeds of such exercise, if any, will be used for general corporate purposes.

                              SELLING STOCKHOLDERS

     On March 5, 2004, we entered into a securities purchase agreement with each of Narragansett I, L.P., Narragansett Offshore, Ltd., MPM BioEquities Master Fund LP, MPM BioEquities Fund GmbH & Co. KG, Selwyn Partners LP, EGM Medical Technology Fund L.P., EGM Medical Technology Offshore Fund Ltd., Nob Hill Capital Partners L.P., Truk Opportunity Fund, LLC, Galleon Healthcare Partners, LP, Galleon Captain's Partners, LP, Galleon Captain's Offshore, Ltd., Galleon Healthcare Offshore, Ltd., Vertical Ventures, LLC and Iroquois Capital, LP. Under that agreement, we issued the following securities on March 9, 2004 in exchange for total cash consideration of $7,292,700:

     o   a total of 5,402,000 shares of our common stock; and

     o five-year warrants to purchase 1,080,400 shares of common stock at an exercise price of $2.09 per share.

     JMP Securities LLC received fees totaling $510,489 for acting as placement agent in connection with the sale of securities under the securities purchase agreement.

     Pursuant to a registration rights agreement with each of the selling stockholders, we filed a registration statement, of which this prospectus forms a part, in order to permit those stockholders to resell to the public the shares of common stock that they purchased pursuant to the securities purchase agreement and that they acquire upon any exercise of the warrants. We have registered the number of shares required under the registration rights agreement, which number is based upon the actual number of shares sold to the selling stockholders under the securities purchase agreement and the number of shares issuable upon any exercise of the warrants.

     The selling stockholders may sell up to 6,482,400 shares of our common stock pursuant to this prospectus.

     The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of March 9, 2004, and the number of shares of common stock listed as beneficially owned and potentially offered by this prospectus represents the number of shares of common stock actually owned as of March 9, 2004 and the number of shares issuable upon exercise of the warrants. Because the selling stockholders may offer all or some portion of the common stock listed in the table pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of common stock that will be held by the selling stockholders upon termination of the offering. The selling stockholders may sell all, part, or none of the shares listed. The percentage of ownership shown in the table is based on 33,143,742 shares of common stock issued and outstanding on March 9, 2004.


                                                         SHARES OWNED AND          SHARES         SHARES OWNED AND
                                                       OWNERSHIP PERCENTAGE         BEING       OWNERSHIP PERCENTAGE
               SELLING STOCKHOLDER                   PRIOR TO OFFERING (1)(2)      OFFERED       AFTER OFFERING (1)
EGM Medical Technology Fund L.P. (3)                     135,112       *            135,112       0             *
EGM Medical Technology Offshore Fund Ltd. (4)             41,288       *             41,288       0             *
Galleon Captain's Offshore, Ltd. (5)                     170,880       *            170,880       0             *
Galleon Captain's Partners, LP (6)                        42,720       *             42,720       0             *
Galleon Healthcare Offshore, Ltd. (7)                  1,062,000     3.20%        1,062,000       0             *
Galleon Healthcare Partners, LP (8)                      138,000       *            138,000       0             *
Iroquois Capital, LP (9)                                 246,600       *            246,600       0             *
MPM BioEquities Fund GmbH & Co. KG (10)                   19,320       *             19,320       0             *
MPM BioEquities Master Fund LP (11)                    1,697,880     5.12%        1,697,880       0             *
Narragansett I, LP (12)                                  651,000     1.96%          651,000       0             *
Narragansett Offshore, Ltd. (13)                       1,209,000     3.65%        1,209,000       0             *
Nob Hill Capital Partners L.P. (14)                      266,400       *            266,400       0             *
Selwyn Partners LP (15)                                   49,200       *             49,200       0             *
Truk Opportunity Fund, LLC (16)                          177,600       *            177,600       0             *
Vertical Ventures, LLC (17)                              575,400     1.74%          575,400       0             *
---------------------------

(1) Assumes that all of the shares held by the selling stockholders and being offered under this prospectus are sold, and that the selling stockholders acquire no additional shares of common stock before the completion of this offering.

(2)  Includes 1,080,400 shares issuable upon the exercise of warrants.

(3)  Includes 22,519 shares issuable upon exercise of a warrant.

(4)  Includes 6,881 shares issuable upon exercise of a warrant.

(5)  Includes 28,480 shares issuable upon exercise of a warrant.

(6)  Includes 7,120 shares issuable upon exercise of a warrant.

(7)  Includes 177,000 shares issuable upon exercise of a warrant.

(8)  Includes 23,000 shares issuable upon exercise of a warrant.

(9)  Includes 41,100 shares issuable upon exercise of a warrant.

(10) Includes 3,220 shares issuable upon exercise of a warrant.

(11) Includes 282,980 shares issuable upon exercise of a warrant.

                                       8

(12) Includes 108,500 shares issuable upon exercise of a warrant.

(13) Includes 201,500 shares issuable upon exercise of a warrant.

(14) Includes 44,400 shares issuable upon exercise of a warrant.

(15) Includes 8,200 shares issuable upon exercise of a warrant.

(16) Includes 29,600 shares issuable upon exercise of a warrant.

(17) Includes 95,900 shares issuable upon exercise of a warrant.

(*) Less than one percent.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their assignees, donees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

     o block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker dealer as principal and resale by the broker dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o   privately negotiated transactions;

     o   settlement of short sales created after the date of this prospectus;

     o broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o   a combination of any such methods of sale; and

     o   any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker dealers engaged by the selling stockholders may arrange for other broker dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     We are required to pay all of our fees and expenses incident to the registration of the shares. We have agreed with the selling stockholders to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

GENERAL

     We are authorized to issue 60,000,000 shares of common stock and 6,000,000 shares of preferred stock, each with a par value $.01 per share. As of March 31,

2004, we have 38,608,392 shares of common stock and no shares of preferred stock issued and outstanding. Under our certificate of incorporation, our Board of Directors is authorized, without stockholder approval, to issue such preferred stock into series with such voting rights, designations, preferences, limitations and special rights as may be designated by the Board of Directors from time to time.

     Shares of our common stock are being registered under this registration statement. The following is a summary description of our outstanding common stock and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which are exhibits to or are incorporated by reference in the registration statement of which this prospectus is a part.

COMMON STOCK

     Subject to the rights and preferences of our preferred stock, holders of shares of the common stock are entitled to receive dividends, as and to the extent dividends may be declared by our Board of Directors, out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of us, holders of shares of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and preferences to holders of preferred stock. Holders of shares of common stock are entitled to one vote per share on all matters on which stockholders are entitled to vote. The holders of a majority of the outstanding shares of common stock entitled to vote constitute a quorum for taking action by the stockholders. Except for matters where a higher vote is required by law, the affirmative vote of the holders of shares of common stock present or represented and entitled to vote is required to take any such action. Holders of shares of the common stock have no preemptive, conversion or other subscription rights. There are no redemption, sinking fund or call provisions applicable to the common stock.

     The holders of the common stock have rights under a stockholder rights plan which has been adopted by the Board of Directors. Under the rights plan, the holders of common stock received one right (the "right") to purchase a fractional share of a new class of preferred stock for each share of common stock owned by such holder. If a person or a group acquires twenty percent or more of the outstanding shares of the common stock, the rights may separate from the shares of common stock and become exercisable. Once the rights are exercised, the rights plan may allow holders of the rights (other than the person or group acquiring twenty percent of the common stock) to acquire additional common stock at a substantial discount. The rights will expire in August, 2009 unless exercised by the holders or redeemed or exchanged by us. The rights plan could make it more difficult, and therefore discourage attempts, to acquire control of us. This description of the rights plan is qualified by reference to the registration statement on Form 8-A (File No. 0-13634) relating to the rights plan, which is incorporated herein by reference and made a part hereof.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility:

                              Public Reference Room
                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facility and copying charges.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference in this prospectus the following documents filed by us with the SEC:

     o Our Annual Report on Form 10-K for the year ended December 31, 2003, including any amendment filed for the purpose of updating such Annual Report (File No. 0-13634);

     o The description of our common stock and preferred stock contained in our registration statements on Forms 8-A filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such descriptions (File No. 0-13634); and

     o Our Current Reports on Form 8-K filed with the SEC on March 10, 2004 and April 15, 2004 (File No. 0-13634).

     Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

     Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              MacroChem Corporation
                               110 Hartwell Avenue
                            Lexington, MA 02421-3134
                          Attention: Investor Relations
                                 (781) 862-4003

     Copies of these filings are also available, without charge, on our Internet website at www.macrochem.com as soon as reasonably practicable after they are filed electronically with the SEC.

                                  LEGAL OPINION

     For the purpose of this offering, Ropes & Gray LLP, Boston, Massachusetts, is giving its opinion on the validity of the shares.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF DISTRIBUTION

          SEC registration fee..........................................$    908
          Blue Sky fees and expenses*...................................$    400
          Legal fees and expenses*......................................$ 25,000
          Printing expenses.............................................$      0
          Accounting fees and expenses*.................................$ 25,000
          Miscellaneous*................................................$ 10,000

                            Total Expenses..............................$ 61,308
                                                                          ------

----------------------
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant's Certificate provides that the Company's Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant's Certificate further provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

     The Company has a liability insurance policy in effect which covers certain claims against any officer or director of the Company by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his or her capacity as an officer or director.

     For the undertaking with respect to indemnification, see Item 17 herein.

ITEM 16.  EXHIBITS

4.1      Specimen Common Stock Certificate (1)

5.1      Opinion of Ropes & Gray LLP (3)

10.1 Securities Purchase Agreement, dated as of March 5, 2004, by and among MacroChem Corporation and the purchasers listed on Schedule A thereto.
         (2)

10.2     Form of Warrant (2)

10.3 Registration Rights Agreement, dated as of March 9, 2004, by and among MacroChem Corporation and the investors listed on the signature pages thereto. (2)

23.1     Independent Auditors' Consent - Deloitte & Touche LLP (3)

23.2 Consent of Ropes & Gray (to be included in the opinion filed as Exhibit 5.1) (3)

24.1     Power of Attorney (3)

     (1) Incorporated by reference to our Report on Form 10-K filed with the SEC for the year ended December 31, 1999 (File No. 0-13634).

     (2) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on March 10, 2004 (File No. 0-13634).

     (3) Filed herewith.


ITEM 17. UNDERTAKINGS

     a. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c. The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (c)(1)(a) and (c)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Massachusetts, on the 22nd day of April, 2004.



                                    MACROCHEM CORPORATION
                                    By:/s/ Robert J. DeLuccia
                                    -------------------------------------
                                    Name:  Robert J. DeLuccia
                                    Title: President and Chief Executive Officer


                                POWER OF ATTORNEY

     We, the undersigned officers and directors of MacroChem Corporation, hereby severally constitute Robert J. DeLuccia, Bernard R. Patriacca and Glenn E. Deegan and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments), and generally to do all such things in our name and behalf in our capacities as officers and directors to enable MacroChem Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Witness our hands on the date set forth below.

     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                      TITLE                                  DATE
---------                      -----                                  ----

/s/ Robert J. DeLuccia
                               President and Chief Executive      April 22, 2004
                               Officer (Principal Executive
----------------------------   Officer)
Robert J. DeLuccia

/s/ Bernard R. Patriacca       Vice President and Chief           April 22, 2004
                               Financial Officer (Chief
                               Financial Officer and
----------------------------   Principal Accounting Officer)
Bernard R. Patriacca

/s/ Peter G. Martin            Director                           April 22, 2004

----------------------------
Peter G. Martin

/s/ Michael A. Davis, M.D.     Director                           April 22, 2004

----------------------------
Michael A. Davis, M.D.

/s/ Paul S. Echenberg          Director                           April 22, 2004

----------------------------
Paul S. Echenberg

/s/ John L. Zabriskie, Ph.D.   Chairman of the Board of           April 22, 2004
                               Directors
----------------------------
John L. Zabriskie, Ph.D.

                                  EXHIBIT INDEX

NUMBER     TITLE OF EXHIBIT
------     ----------------

4.1        Specimen Common Stock Certificate (1)

5.1        Opinion of Ropes & Gray LLP (3)

10.1 Securities Purchase Agreement, dated as of March 5, 2004, by and among MacroChem Corporation and the purchasers listed on Schedule A thereto. (2)

10.2       Form of Warrant (2)

10.3 Registration Rights Agreement, dated as of March 9, 2004, by and among MacroChem Corporation and the investors listed on the signature pages thereto. (2)

23.1       Independent Auditors' Consent - Deloitte & Touche LLP (3)

23.2 Consent of Ropes & Gray LLP (to be included in the opinion filed as Exhibit 5.1) (3)

24.1       Power of Attorney (3)


    (1) Incorporated by reference to our Report on Form 10-K filed with the SEC for the year ended December 31, 1999 (File No. 0-13634).

    (2) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on March 10, 2004 (File No. 0-13634).

    (3) Filed herewith.